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                                                                    EXHIBIT 2.2



                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment") is entered into effective as of October 10, 1996 (the "Effective Date"), by and among Stuart Entertainment, Inc., a Delaware corporation ("Purchaser"), Trade Products, Inc., a Washington corporation ("Seller"), and the undersigned shareholders of Seller ("Shareholders"). Purchaser, Seller and the Shareholders are referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         A. The Parties are bound by that certain Asset Purchase Agreement dated August 6, 1996 (the "Agreement").

         B. The Parties believe that it is in their best interests to amend the Agreement pursuant to the terms and conditions set forth herein.

                                   AGREEMENT

         NOW THEREFORE, in consideration of the Recitals which are incorporated by reference herein and which shall be deemed to be a substantive part of this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

         1. DEFINITIONS. Unless otherwise defined herein or the context requires otherwise, terms which are used in this Amendment and which are defined in the Agreement shall have the same meanings given to them in the Agreement.

         2. TABLE OF CONTENTS. The Table of Contents shall be deleted in its entirety and the attached Amended Table of Contents shall be substituted in lieu thereof.

         3. DEFINITIONS - "CONSULTING AGREEMENT." The paragraph entitled "Consulting Agreement" in Section 1.01 of the Agreement shall be deleted in its entirety and the following new paragraph entitled "Consulting Agreement" shall be substituted in lieu thereof:

         "Consulting Agreement" means the Consulting Agreement, substantially in the form of Amended Exhibit B hereto, to be entered into between Purchaser and Harry Poll on the Closing Date.

         4.      DEFINITIONS - "NOTE."  The paragraph entitled "Note" in
Section 1.01 of the Agreement shall be deleted in its entirety.
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         5.      DEFINITIONS - "SUBORDINATION AGREEMENT."  The paragraph
entitled "Subordination Agreement" in Section 1.01 of the Agreement shall be deleted in its entirety.

         6.      DEFINITIONS - "WARRANT."  The paragraph entitled "Warrant" in
Section 1.01 of the Agreement shall be deleted in its entirety, and the following new paragraph entitled "Warrant" shall be substituted in lieu thereof.

         "Warrant" means the Warrant to purchase 300,000 shares of Common Stock, to be evidenced by a warrant certificate, substantially in the form of Amended Exhibit F hereto, to be issued by Purchaser to Seller on the Closing Date.

         7. EXCLUDED ASSETS. Section 2.01(b)(iv) of the Agreement shall be deleted in its entirety, and the following new Section 2.01(b)(iv) shall be substituted in lieu thereof:

                 (iv)     the assets, properties or rights set forth on
         Schedule 2.01(b), including the rights of Seller in and to the proceeds in the amount of $2,000,000 received by Seller in connection with the settlement of the litigation styled Trade Products, Inc. v. Battelle Memorial Institute, U.S. District Court for the Western District of Washington, Cause No. C95-0968R.

         8. PURCHASE PRICE. Section 2.03 of the Agreement shall be deleted in its entirety, and the following new Section 2.03 shall be substituted in lieu thereof:

                 (a) Cash. Thirty Seven Million Two Hundred Forty Nine Thousand One Hundred Thirty Seven Dollars ($37,249,137) to be paid as follows:

                          (i) $26,399,137 shall be paid to Seller in immediately available funds by wire transfer to an account designated by Seller. The account shall be designated by Seller by notice to Purchaser not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in next day funds to the order of Seller in such amount);

                          (ii) $9,100,000 shall be paid in immediately available funds by wire transfer to an account designated by U.S. Bank of Washington, National Association (the "Bank"). The account shall be designated by Bank by notice to Purchaser not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in next day funds to the order of Bank in such amount), in payment of Seller's existing bank debt.

                          (iii) $1,750,000 (the "Escrow Funds") shall be placed in an escrow account (the "Escrow Account") with the escrow agent ("Escrow Agent") pursuant to an Escrow Agreement substantially in the form attached hereto and incorporated herein as Exhibit K (the "Escrow Agreement")


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                 (b)      Warrant.  Purchaser shall issue and deliver the
         Warrant to purchase 300,000 shares of Common Stock with an exercise price of $7.75 per share to Seller.

                 (c) Purchase Price Adjustment. The Purchase Price shall be increased or decreased to the extent Seller's total stockholder equity, as reflected on Seller's audited financial statements as of the Closing Date, is greater or less than Seller's total stockholder equity as reflected on Seller's audited financial statements as of September 30, 1996.

                 (d) Allocation of Purchase Price. The Purchase Price and the liabilities assumed by Purchaser in accordance with Section 2.04 hereof and any non-recourse liabilities to which any Asset is subject as finally determined shall be allocated among the Assets acquired hereunder as described on Schedule 2.03(d) hereof. Seller and Purchaser each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this
         Section 2.03(d).

         9.      CLOSING FINANCIAL STATEMENTS.  The sixth full paragraph of
Section 2.05 of the Agreement shall be deleted in its entirety, and the following new sixth full paragraph of Section 2.05 shall be substituted in lieu thereof:

                 The amount of the Purchase Price adjustment shall be determined in accordance with Section 2.03(c) hereof on the later of the 15th day after delivery of the Report pursuant hereto, or the date upon which any dispute concerning any GAAP Adjustment is resolved (the "Adjustment Date"). Any increase to the Purchase Price shall be paid by Purchaser to Seller and any decrease in the Purchase Price shall be paid by Seller to Purchaser, in immediately available funds, by wire transfer to the bank account designated by Purchaser or Seller, as the case may be, within five business days (the "Due Date") of the Adjustment Date. If Purchaser or Seller, as the case may be, fails to make any payment required under this Section 2.05 in full on the Due Date, Purchaser or Seller, as the case may be, shall pay to the other interest on the amount outstanding on the Due Date until the actual date of payment (both dates inclusive) at the rate of 5% over the U.S. Prime Rate published by the Wall Street Journal on the Due Date to be adjusted on each 6 month anniversary hereof until all payments required to be made under this Section 2.05 shall be paid in full.

         10. PURCHASER'S DELIVERIES AT CLOSING. Section 3.02(b) of the Agreement shall be deleted in its entirety and the following new Section 3.02(b) shall be substituted in lieu thereof:

         (b)     Purchaser shall deliver to Seller the following:

                 (i)      the cash portion of the Purchase Price;





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                 (ii)     the Warrant; and

                 (iii)    the Assignment and Assumption Agreement.

         11.     DELIVERIES AT CLOSING TO ESCROW AGENT.  The following new
Section 3.02(d) shall be added to, and shall be deemed part of, the Agreement:

         (d) At Closing, Seller and Purchaser shall deliver the Escrow Agreement to the Escrow Agent, and Purchaser also shall deliver the Escrow Funds to the Escrow Agent.

         12. PURCHASE FOR INVESTMENT. Sections 4.30(b), (c) and (e) of the Agreement shall be deleted in their entirety and the following new Sections 4.30(b), (c) and (e) shall be substituted in lieu thereof:

         (b) Seller and the Shareholders understand that Purchaser proposes to issue and deliver the Warrant to Seller and the Shareholders pursuant to this Agreement without compliance with the registration requirements of the 1933 Act; that for such purpose Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed. Seller and the Shareholders are "accredited investors" as such term is defined in Rule 501 under the 1933 Act.

         (c) Seller and the Shareholders understand that, under existing rules of the Securities and Exchange Commission (the "SEC"), Seller and the Shareholders may be unable to sell the Warrant or the Common Stock issuable thereunder except to the extent that the Warrant or the Common Stock may be sold (i) pursuant to an effective registration statement covering such securities pursuant to the 1933 Act or (ii) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (iii) subject to the restrictions contained in Rule 144 under the 1933 Act.

                                      ***

         (e) Seller and the Shareholders are purchasing the Warrant for investment for their own accounts and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the 1933 Act.

         13. CONDUCT OF BUSINESS UNTIL CLOSING DATE. The first full paragraph of Section 6.02(a) shall be deleted in its entirety, and the following new first full paragraph of Section 6.02(a) shall be substituted in lieu thereof:

         (a) Conduct of Business Until Closing Date. From the date of this Agreement and until the Closing Date except with the prior written consent of Purchaser and subject to the provisions of Section 6.02(h), Seller shall conduct the Business in the ordinary course





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         and consistent with past practices and use its best efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees and preserve the goodwill and business relationships with suppliers, customers and others having business relationships with it. Without limiting the generality of the foregoing, Seller shall:

         14.     CESSATION OF LOS ANGELES OPERATIONS.  The following new
Section 6.02(h) shall be added to, and shall be deemed part of, the Agreement:

         (h) Notwithstanding any provision contained herein, on or before December 31, 1996 (the "Termination Date"), Seller shall have ceased and closed all of its operations in Los Angeles, California (the "Los Angeles Operations") and shall have terminated all of the employees of the Los Angeles Operation (the "Los Angeles Employees"), except for Myrna Johnson, Sylvia Damien and Kimberly Choquette (collectively, the "Retained Employees") who for purposes of this Section shall not be deemed to be Los Angeles Employees, and in connection therewith, Seller shall pay directly to each Los Angeles Employee all compen-sation due to any Los Angeles Employee up and through the Termination Date, as well as any severance pay and benefits due to each such Los Angeles Employee, including without limitation, all benefits under any Plan which have been accrued or reserved on Seller's financial statements on behalf of any Los Angeles Employee (or is attributable to expenses properly incurred for any such Los Angeles Employee), as of the Closing Date, and Purchaser shall assume no liability therefore. Notwithstanding any provision contained herein, Seller shall use its best efforts to retain the services of the Retained Employees beyond the date of Closing through the Termination Date.

         15. SUBORDINATION AGREEMENT. Section 7.01(g) of the Agreement shall be deleted in its entirety, and Section 7.01(h) of the Agreement shall become new Section 7.01(g) of the Agreement.

         16. INDEMNIFICATION PROCEDURES - ESCROW ACCOUNT. Section 8.03(b) of the Agreement shall be deleted in its entirety and the following new Section 8.03(b) shall be substituted in lieu thereof:

                 (b) All payments for Damages pursuant to this Article VIII shall be paid as follows: (i) First, from the Escrow Account to the extent that funds held under the Escrow Agreement are sufficient to pay such items; and (ii) Second, by Seller and Shareholders.

         17. EQUITABLE RELIEF. Section 8.04 of the Agreement shall be deleted in its entirety, and the following new Section 8.04 shall be substituted in lieu thereof:

                 Section 8.04. EQUITABLE RELIEF. In the event of a breach or threatened breach by Seller, Mr. Poll and/or Mr. Wirth of Section 9.08 hereof regarding noncompetition and nonsolicitation, Seller, Mr. Poll and Mr. Wirth hereby consent and agree that Purchaser





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         shall be entitled to an injunction or similar equitable relief restraining the breaching party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by Seller, Mr. Poll and/or Mr. Wirth under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting or limiting Purchaser from pursuing any other remedies at law or in equity which it may have.

         18. NON-SOLICITATION; NONCOMPETITION. Section 9.08 of the Agreement shall be deleted in its entirety, and the following new Section 9.08 shall be substituted in lieu thereof:

                 Section 9.08. NON-SOLICITATION; NONCOMPETITION. Seller, Mr. Poll and Mr. Wirth acknowledge and recognize at all times for a period of five years subsequent to the Closing Date as follows:

                          (a) That Seller, Mr. Poll and/or Mr. Wirth will not directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, organization, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in a business the same as or similar to the business of Purchaser except as a holder of fewer than 5% of the outstanding shares or other equity interests of a company whose shares or other equity interests are registered under the 1934 Act; provided, however, that the restrictions in this subparagraph shall not apply with respect to Seller's, Mr. Poll's and/or Mr. Wirth's ownership of an interest in a company that is engaged in the business of real estate development or the building and development of mini-storage units or bicycle-related products.

                          (b) That Seller, Mr. Poll and/or Mr. Wirth will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which Seller, Mr. Poll and/or Mr. Wirth are prohibited from engaging by this Section 9.08 or to terminate his employment with Purchaser or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by Purchaser or any of its affiliates unless such person shall have been terminated without cause or ceased to be employed by any such entity for a period of at least 12 months.

                          (c) That Seller, Mr. Poll and/or Mr. Wirth will not use or permit its or their name to be used in connection with any business or enterprise engaged in the business the same as or similar to Purchaser or its Affiliates or any other business engaged in by Purchaser or any of its Affiliates.





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                          (d)     That Seller, Mr. Poll and/or Mr. Wirth will
                 not make any public statement, make any unprovoked statements to regulatory agencies, nor take any such actions where the primary purpose of such public statement, unprovoked statement or action is intended to (i) impair the goodwill or the business reputation of Purchaser or any of its Affiliates or
                 (ii) benefit a competitor of Purchaser or to be otherwise detrimental to the material interests of Purchaser.

                          (e) That Seller, Mr. Poll and/or Mr. Wirth will not (i) disclose any customer lists or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever; (ii) assist in obtaining any of Purchaser's customers for any other similar business; (iii) encourage any customer to terminate, change or modify its relationship with Purchaser; or (iv) solicit or divert or attempt to solicit or divert Purchaser's customers.

                          (f) Purchaser shall have the right, subject to applicable law, to inform any other third party that Purchaser reasonably believes to be, or to be contemplating participating with Seller, Mr. Poll and/or Mr. Wirth or receiving from Seller, Mr. Poll and/or Mr. Wirth in violation of this Agreement and of the rights of Purchaser hereunder, and that participation by any such third party with Seller, Mr. Poll and/or Mr. Wirth in activities in violation of this
                 Section 9.08 may give rise to claims by Purchaser against such third party.

                 The primary purpose of this Section 9.08 is Purchaser's legitimate interest in protecting its economic welfare and business goodwill. Purchaser, Seller, Mr. Poll and Mr. Wirth further agree that this covenant shall in no way be construed as a mere limitation on competition nor shall it be construed as a restraint on Seller's, Mr. Poll's and/or Mr. Wirth's right to engage in a common calling.

                 It is expressly understood and agreed that although Purchaser, Seller, Mr. Poll and Mr. Wirth consider the restrictions contained in this Section 9.08 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 9.08 is an unenforceable restriction against Seller, Mr. Poll and/or Mr. Wirth, the provisions of this Section 9.08 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         19. EXHIBIT B. Exhibit B to the Agreement shall be deleted in its entirety and the attached Amended Exhibit B shall be substituted in lieu thereof.

         20. EXHIBIT D. Exhibit D to the Agreement shall be deleted in its entirety.





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         21.     EXHIBIT E.  Exhibit E to the Agreement shall be deleted in its entirety.

         22. EXHIBIT F. Exhibit F to the Agreement shall be deleted in its entirety and the attached Amended Exhibit F shall be substituted in lieu thereof.

         23. EFFECT OF AMENDMENT. This Amendment is a modification of the Agreement and is incorporated therein. Except as expressly set forth in this Amendment, the Parties shall not be deemed to have amended or modified the Agreement in any other respect.

         24. FACSIMILE TRANSMISSION; COUNTERPARTS. Signatures on this Amendment may be communicated by facsimile transmission and shall be binding upon the Parties transmitting the same by facsimile transmission. Counterparts with original signatures shall be provided within three (3) days of the applicable facsimile transmission, provided, however, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of the Amendment. If executed in counterparts, the Amendment shall be effective as if simultaneously executed.





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         IN WITNESS WHEREOF, the Parties have duly executed this Amendment effective as of the Effective Date.

                                      PURCHASER:

                                      STUART ENTERTAINMENT, INC.,
                                      a Delaware corporation


                                      By   /S/ ALBERT F. BARBER
                                        ----------------------------------
                                           Albert F. Barber, Vice Chairman
                                           and Chief Executive Officer


Attest:

By   /S/ MICHAEL A. SCHALK
  ---------------------------
     Michael A. Schalk,
     Corporate Secretary
                                      SELLER:

                                      TRADE PRODUCTS, INC.,
                                      a Washington corporation


                                      By   /S/ HARRY POLL
                                        ----------------------------------
                                           Harry Poll, Chairman and Chief
                                           Executive Officer

Attest:

By    /S/ TONDA L. SMITH
  ---------------------------
      Tonda L. Smith,
      Executive Assistant
                                      SHAREHOLDERS:

                                      /S/ HARRY POLL
                                      ------------------------------------
                                      Harry Poll


                                      /S/ RONALD G. RUDY
                                      ------------------------------------
                                      Ronald G. Rudy


                                      /S/ HARRY WIRTH
                                      ------------------------------------
                                      Harry Wirth





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